Exhibit 3.60

CERTIFICATE OF INCORPORATION

OF

LOCAL TV FINANCE CORPORATION

FIRST. The name of the corporation is Local TV Finance Corporation (the “Corporation”).

SECOND. The Corporation’s registered office in the State of Delaware is located at 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The registered agent in charge thereof is Corporation Service Company.

THIRD. The purpose or purposes of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, and to have and exercise all the powers conferred by the laws of the State of Delaware upon corporations formed under the General Corporation Law of the State Delaware.

FOURTH. The amount of the total authorized capital stock of the Corporation shall be one hundred (100) shares of voting common stock, with a par value of $0.01 per share.

FIFTH. The name and mailing address of the incorporator are as follows:

Steven E. Blumenthal

Six Concourse Parkway

Suite 1800

Atlanta, GA 30328

SIXTH. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation shall have the following powers:

(a) To adopt, and to alter or amend, the Bylaws, and to fix the amount to be reserved as working capital; and

(b) With the consent in writing or pursuant to a vote of the holders of a majority of the capital stock issued and outstanding, to dispose of, in any manner, all or substantially all of the property of this Corporation.

SEVENTH. The stockholders and directors shall have the power to hold their meetings and keep the books, documents and papers of the Corporation within or outside the State of Delaware and at such place or places as may be from time to time designated by the Bylaws or by resolution of the stockholders or directors, except as otherwise required by the laws of the State of Delaware.

EIGHTH. The objects, purposes and powers specified in any clause or paragraph of this Certificate of Incorporation shall be in no way limited or restricted by reference to or inference from the terms of any other clause or paragraph of this Certificate of Incorporation.

The objects, purposes and powers in each of the clauses and paragraphs of this Certificate of Incorporation shall be regarded as independent objects, purposes and powers. The objects, purposes and powers specified in this Certificate of Incorporation are in furtherance and not in limitation of the objects, purposes and powers conferred by statute.

NINTH. The Corporation shall have the power to indemnify its officers, directors, employees and agents, and such other persons as may be designated as set forth in the Bylaws, to the full extent permitted by the laws of the State of Delaware. A director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, provided that the liability of a director (1) for any breach of the director’s loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code, or (iv) for any transaction from which the director derived an improper personal benefit, shall not be eliminated or limited hereby.

TENTH. The Corporation shall have perpetual existence.

The undersigned, Steven E. Blumenthal, for the purpose of forming a corporation under the laws of the State of Delaware, does hereby make, file and record this Certificate of Incorporation and does hereby certify that the facts herein stated are true, and has accordingly hereunto set his hand and seal.

/s/ Steven E. Blumenthal
Steven E. Blumenthal, Incorporator

Date: April 11, 2008

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